Epoch Assets Under Management Grow to $6.7 Billion

NEW YORK-- (BUSINESS WIRE) - January 7, 2008 -- Epoch Investment Partners, Inc. ("Epoch" or the "Company"), a leading investment manager and investment adviser and the operating subsidiary of Epoch Holding Corporation (Nasdaq: EPHC), today announced that its assets under management ("AUM") increased almost 5 percent to $6.7 billion as of December 31, 2007, from $6.4 billion as of September 30, 2007.

“We continue to be heartened by the interest shown in Epoch from the institutional, subadvisory, and consulting communities. Epoch had a strong 2007 for portfolio returns and growth in assets,” said William W. Priest, Chief Executive Officer of the Company. “Assets increased over 50 percent for the calendar year in total. As more and more uncertainty unfolds regarding housing, the overall economy and state of the capital markets, we continue to be confident in the importance of free cash flow analysis and its relevance to producing satisfactory returns to investors going forward.”

About Epoch Holding Corporation

Epoch Holding Corporation conducts its operations through Epoch Investment Partners, Inc., a wholly-owned subsidiary and a registered investment adviser under the Investment Advisers Act of 1940. Investment management and investment advisory services are the Company's sole line-of-business. Headquartered in New York, with an office in Sherman Oaks, CA, the Company's current product offerings include U.S. Value; U.S. Small Cap Value; U.S. SMID Cap Value; U.S. All Cap Value; Global Small Cap; Global Absolute Return; Global Equity Shareholder Yield; Global All Cap; and International Small Cap.

For more information about Epoch contact Phil Clark at Epoch Investment Partners, 212-303-7210, pclark@eipny.com or visit Epoch's website at www.eipny.com

Safe Harbor Statement:

This press release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, estimates and expectations is contained in the Company's SEC filings. The Company undertakes no duty to update its forward-looking statements, including its earnings outlook. It is unknown for each client listed whether they approve or disapprove of the adviser or the advisory services provided.

Media Contact:
Whit Clay, Sloane & Company, 212-446-1864, wclay@sloanepr.com